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                                                                      Exhibit 21

                          SUBSIDIARIES OF REGISTRANT

The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

     South Branch Valley National Bank, a national banking association organized under the laws of the United States of America

     Capital State Bank, Inc., a state banking association organized under the laws of the State of West Virginia

     Shenandoah Valley National Bank, a national banking association organized under the laws of the United States of America

     Potomac Valley Bank, a state banking association
          Organized under the laws of the State of West Virginia